BLUE BIRD REPORTS FISCAL 2025 FOURTH QUARTER
AND FULL-YEAR RESULTS;
BEATS GUIDANCE WITH RECORD RESULTS

Net Sales of $1,480M and GAAP Net Income of $128M
Adj. EBITDA of $221M with 15% Margin and 9,409 Buses Sold
FY2026 Adj. EBITDA Guidance Reaffirmed

MACON, Ga. (November 24, 2025) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2025 fourth quarter and full year financial results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended September 27, 2025	B/(W) Prior Year	Twelve Months Ended September 27, 2025	B/(W) Prior Year
Unit Sales	2,517	51	9,409	409
GAAP Measures:
Revenue	$409.4	$59.2	$1,480.1	$132.9
Net Income	$36.5	$11.8	$127.7	$22.2
Diluted EPS	$1.11	$0.38	$3.88	$0.72
Non-GAAP Measures[1]:
Adjusted EBITDA	$67.9	$26.6	$221.3	$38.4
Adjusted Net Income	$43.4	$17.6	$144.1	$28.8
Adjusted Diluted EPS	$1.32	$0.55	$4.38	$0.92
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team in delivering another outstanding result, achieving a new all-time record revenue and profit for the quarter and year,” said John Wyskiel, President & CEO of Blue Bird Corporation. “The Blue Bird team continued to exceed expectations, improving operations, navigating tariffs, and expanding our leadership in alternative-powered buses. Unit sales were above last year by 409 units, and revenue was up by $133M, driven by higher volume, product mix and pricing. We delivered an exceptional Adj. EBITDA of $221M / 15% for fiscal 2025, a new all-time record for the Company.

“In our push to expand our leadership in alternative-powered school buses, we delivered a record 901 electric-powered buses this year. As of the end of the fiscal year, we had ~680 EV buses in our firm order backlog, which supports our EV sales target for 2026.

“Based on our strong 2025 performance, we are reaffirming our 2026 full-year financial guidance for revenues of $1.5B and Adjusted EBITDA of $220 million. We expect 2026 to be a repeat of the all-time record result we achieved in 2025, and we look forward to sustained profitable growth in the coming years as we march towards ~$2B in revenue and a 16%+ Adjusted EBITDA margin.”

FY2026 Guidance and Long-Term Outlook

“We are very pleased with our 2025 results, with our highest ever revenue and Adj. EBITDA” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business is in a very strong position and we continue to deliver ahead of the plan we have been messaging. We are reaffirming full-year 2026 guidance for Net Revenue at ~$1.5 Billion and Adj. EBITDA guidance of $220 million. Additionally, we are reiterating our long-term profit outlook towards an Adjusted EBITDA margin of 16%+ on ~$2 billion in revenue. We are confident in our profitable growth plans.”

Fiscal 2025 Fourth Quarter Results

Net Sales
Net sales were $409.4 million for the fourth quarter of fiscal 2025, an increase of $59.2 million, or 16.9%, compared to $350.2 million for the fourth quarter of fiscal 2024. The increase in net sales is primarily due to an increase in Bus unit bookings, Bus customer and product mix changes and cumulative Bus price increases, including an increase that was intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs beginning during the third quarter of fiscal 2025.

Bus sales increased $60.6 million, or 18.7%, reflecting a 2.1% increase in unit bookings and a 16.3% increase in average sales price per unit. In the fourth quarter of fiscal 2025, 2,517 units booked compared to 2,466 units booked for the same period in fiscal 2024. The increase in unit price for the fourth quarter of fiscal 2025 compared to the same period in fiscal 2024 was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs.

Parts sales decreased $1.4 million, or 5.3%, for the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024. This decrease is primarily attributed to variations in product and channel mix.

Gross Profit
Fourth quarter gross profit of $86.4 million represented an increase of $26.8 million from the fourth quarter of last year. The increase was primarily driven by the $59.2 million increase in net sales, discussed above, and partially offset by a corresponding increase of $32.3 million in cost of goods sold.

Net Income
Net income was $36.5 million for the fourth quarter of fiscal 2025, an increase of $11.8 million from the fourth quarter of last year. Among other smaller fluctuations, the $26.8 million increase in gross profit, discussed above, was offset by a corresponding $7.1 million increase in income tax expense. Also partially offsetting the increase in gross profit was a $6.1 million decrease in Equity in net income of non-consolidated affiliates, which was primarily due to a non-cash impairment charge of $7.4 million that reduced the carrying value of the Company's investment in Clean Bus Solutions, LLC included within equity investment in affiliates on the Consolidated Balance Sheets to $0 at September 27, 2025.

Adjusted Net Income
Adjusted net income of $43.4 million represented an increase of $17.6 million from the fourth quarter of last year. The increase was primarily driven by the $11.8 million increase in Net Income, discussed above, when adjusting for the impact of expenses that are excluded in calculating Adjusted Net Income.

Adjusted EBITDA
Adjusted EBITDA was $67.9 million, which was an increase of $26.6 million compared with the fourth quarter of fiscal 2024. The increase primarily relates to the increase in gross profit, discussed above.

Year-to-Date Fiscal 2025 Results

Net Sales
Net sales were $1,480.1 million for fiscal 2025, an increase of $132.9 million, or 9.9%, compared to $1,347.2 million for fiscal 2024. The increase in net sales is primarily due to an increase in Bus unit bookings, Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs during the second half of fiscal 2025, which were partially offset by a small decrease in Parts sales.

Bus sales increased $134.2 million, or 10.8%, reflecting a 4.5% increase in units booked and a 6.0% increase in average sales price per unit. In fiscal 2025, 9,409 units were booked compared to 9,000 units booked for fiscal 2024. The increase in units sold was primarily due to product and customer mix changes as well as slight improvements in supply chain constraints impacting the Company's ability to produce and deliver buses due to shortages of critical components during fiscal 2025 compared to fiscal 2024. The increase in average unit sales price was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs.

Parts sales decreased $1.3 million, or 1.2%, for fiscal 2025 compared to fiscal 2024. This small decrease is primarily attributed to slight variations due to product and channel mix that were slightly larger than price increases that were implemented to offset increases in inventory costs.

Gross Profit
Fiscal 2025 gross profit was $303.5 million, an increase of $47.4 million from the same period in the prior year. The increase was primarily driven by the $132.9 million increase in net sales, discussed above, and partially offset by a corresponding increase of $85.6 million in cost of goods sold.

Net Income
Net income was $127.7 million for fiscal 2025, a $22.2 million increase from the same period in the prior year. The increase in net income was primarily driven by the $47.4 million increase in gross profit, discussed above, and among other smaller fluctuations, was partially offset, among other smaller fluctuations, by an increase of $19.5 million in selling, general and administrative expenses, primarily due to an increase in a) share-based compensation expense recorded in the second quarter of fiscal 2025 relating to the retirement of our former President and CEO, b) labor costs and c) research and development expense.

Adjusted Net Income
Adjusted net income was $144.1 million for fiscal 2025, an increase of $28.8 million compared to the same period in the prior year. This is primarily due to the $22.2 million increase in Net Income, discussed above, when adjusting for the impact of expenses that are excluded in calculating Adjusted Net Income.

Adjusted EBITDA
Adjusted EBITDA was $221.3 million for fiscal 2025, an increase of $38.4 million compared to the same period in the prior year. This increase is primarily due to the a) increase in gross profit, when adjusting for the impact of expenses that are excluded in calculating Adjusted EBITDA, as outlined in the revenue and gross profit discussions above and b) $1.1 million increase in the sale of certain state emissions credits included in the other income (expense), both of which were partially offset by a smaller increase in selling, general and administrative expenses, when adjusting for the impact of expenses that are excluded in calculating Adjusted EBITDA.

Conference Call Details

Blue Bird will discuss its fourth quarter 2025 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428. The access code is 005726.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges such as (i) transaction related costs or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and major cost cutting and/or operational transformation initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraphs. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the U.S. GAAP results and the reconciliation to U.S. GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and Free Cash Flow and Adjusted Free Cash Flow should not be relied upon to the exclusion of GAAP financial measures. Free Cash Flow and Adjusted Free Cash Flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing manufacturing operations. Accordingly, we expect Free Cash Flow to be less than operating cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	September 27, 2025	September 28, 2024
Assets
Current assets
Cash and cash equivalents	$229,313	$127,687
Accounts receivable, net	20,650	59,099
Inventories	139,470	127,798
Other current assets	22,195	8,795
Total current assets	$411,628	$323,379
Property, plant and equipment, net	108,541	97,322
Goodwill	18,825	18,825
Intangible assets, net	41,685	43,554
Equity investment in affiliates	35,197	32,089
Deferred tax assets	2,697	2,399
Finance lease right-of-use assets	—	332
Pension	4,889	4,649
Other assets	1,793	2,345
Total assets	$625,255	$524,894
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$151,479	$143,156
Warranty	7,494	7,166
Accrued expenses	55,164	55,775
Deferred warranty income	11,329	9,421
Finance lease obligations	—	975
Other current liabilities	6,333	14,480
Current portion of long-term debt	5,000	5,000
Total current liabilities	$236,799	$235,973
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	85,324	89,994
Warranty	9,681	9,013
Deferred warranty income	22,368	18,541
Deferred tax liabilities	5,439	2,783
Finance lease obligations	—	6
Other liabilities	10,229	9,020
Total long-term liabilities	$133,041	$129,357
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 issued and outstanding with liquidation preference of $0 at September 27, 2025 and September 28, 2024	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,884,721 and 32,268,022 shares issued and outstanding at September 27, 2025 and September 28, 2024, respectively	3	3
Additional paid-in capital	195,466	185,977
Retained earnings	88,193	—
Accumulated other comprehensive loss	(28,247)	(26,416)
Total stockholders' equity	$255,415	$159,564
Total liabilities and stockholders' equity	$625,255	$524,894

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands of dollars except for share data)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$409,365	$350,212	$1,480,099	$1,347,154
Cost of goods sold	322,951	290,606	1,176,586	1,090,998
Gross profit	$86,414	$59,606	$303,513	$256,156
Operating expenses
Selling, general and administrative expenses	36,070	34,027	136,347	116,825
Operating profit	$50,344	$25,579	$167,166	$139,331
Interest expense	(1,736)	(2,029)	(7,202)	(10,579)
Interest income	1,885	1,004	6,194	4,136
Other income (expense), net	626	1,524	3,406	(4,394)
Loss on debt refinancing	—	—	—	(1,558)
Income before income taxes	$51,119	$26,078	$169,564	$126,936
Income tax expense	(13,729)	(6,583)	(43,926)	(33,228)
Equity in net (loss) income of non-consolidated affiliates	(893)	5,168	2,082	11,839
Net income	$36,497	$24,663	$127,720	$105,547

Earnings per share:
Basic weighted average shares outstanding	31,746,434	32,366,391	31,861,326	32,270,711
Diluted weighted average shares outstanding	32,841,527	33,728,200	32,883,436	33,349,221
Basic earnings per share	$1.15	$0.76	$4.01	$3.27
Diluted earnings per share	$1.11	$0.73	$3.88	$3.16

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in thousands)	2025	2024
Cash flows from operating activities
Net income	$127,720	$105,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	15,586	14,820
Non-cash interest expense	330	390
Share-based compensation expense	14,785	8,609
Equity in net income of non-consolidated affiliates	(9,476)	(11,839)
Dividend from equity investment in affiliates	—	5,338
Impairment of equity investment in affiliates	7,394	—
Loss on disposal of fixed assets	325	200
Deferred income tax expense (benefit)	2,937	(1,674)
Amortization of deferred actuarial pension losses	279	687
Loss on debt refinancing	—	1,558
Changes in assets and liabilities:
Accounts receivable	38,449	(46,525)
Inventories	(11,672)	7,488
Other assets	(15,801)	971
Accounts payable	8,015	6,665
Accrued expenses, pension and other liabilities	(2,657)	18,877
Total adjustments	$48,494	$5,565
Total cash provided by operating activities	$176,214	$111,112
Cash flows from investing activities
Cash paid for fixed assets	$(22,872)	$(15,263)
Equity investment in affiliates	(1,000)	(552)
Total cash used in investing activities	$(23,872)	$(15,815)
Cash flows from financing activities
Revolving credit facility borrowings	$—	$36,220
Revolving credit facility repayments	—	(36,220)
Term loan borrowings - new credit agreement	—	100,000
Term loan repayments	(5,000)	(135,550)
Principal payments on finance leases	(981)	(589)
Cash paid for debt costs	—	(3,128)
Repurchase of common stock in connection with repurchase program(s)	(39,527)	(9,938)
Repurchase of common stock in connection with stock award exercises	(9,889)	(1,178)
Cash received from stock option exercises	4,681	3,785
Total cash used in financing activities	$(50,716)	$(46,598)
Change in cash and cash equivalents	101,626	48,699
Cash and cash equivalents, beginning of year	127,687	78,988
Cash and cash equivalents, end of year	$229,313	$127,687

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income	$36,497	$24,663	$127,720	$105,547
Adjustments:
Interest expense, net (1)	(74)	1,118	1,318	6,847
Income tax expense	13,729	6,583	43,926	33,228
Depreciation, amortization, and disposals (2)	4,364	4,483	17,223	16,736
Share-based compensation expense	1,876	1,592	14,785	8,609
Clean Bus Solutions impairment	7,394	—	7,394	—
Stockholder transaction costs	—	—	—	3,154
Loss on debt refinancing	—	—	—	1,558
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	4,112	2,920	8,970	7,362
Other	—	(51)	—	(132)
Adjusted EBITDA	$67,898	$41,308	$221,336	$182,909
Adjusted EBITDA margin (percentage of net sales)	16.6%	11.8%	15.0%	13.6%

(1) Includes $0.1 million for both the three months ended September 27, 2025 and September 28, 2024, and $0.3 million and $0.4 million for the twelve months ended September 27, 2025 and September 28, 2024, respectively, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.4 million for both the three months ended September 27, 2025 and September 28, 2024, respectively, and $1.6 million for both the twelve months ended September 27, 2025 and September 28, 2024, respectively representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net cash provided by operating activities	$65,118	$55,352	$176,214	$111,112
Cash paid for fixed assets	(4,657)	(5,126)	(22,872)	(15,263)
Free cash flow	$60,461	$50,226	$153,342	$95,849
Cash paid for stockholder transaction costs	—	—	—	3,154
Cash (received) paid for other items	—	(51)	—	(132)
Adjusted free cash flow	$60,461	$50,175	$153,342	$98,871

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net income	$36,497	$24,663	$127,720	$105,547
Adjustments, net of tax expense or benefit (1)
Clean Bus Solutions impairment	5,472	—	5,472	—
Share-based compensation expense	1,388	1,178	10,941	6,371
Stockholder transaction costs	—	—	—	2,334
Loss on debt refinancing	—	—	—	1,153
Other	—	(38)	—	(98)
Adjusted net income, non-GAAP	$43,357	$25,803	144,133	115,307

(1) Amounts are net of estimated tax rates of 26%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Twelve Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Diluted earnings per share	$1.11	$0.73	$3.88	$3.16
One-time charge adjustments, net of tax benefit or expense	0.21	0.04	0.50	0.30
Adjusted diluted earnings per share, non-GAAP	$1.32	$0.77	$4.38	$3.46
Adjusted weighted average dilutive shares outstanding	32,841,527	33,728,200	32,883,436	33,349,221